Exhibit 10.1

ASSET PURCHASE AGREEMENT

Among

Inovate Acquisition Company,

Buyer’s Representative,

In-O-Vate Technologies, Inc.

and

Owners

Dated as of June 17, 2019

i

ii

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Earnout Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 17, 2019, is entered into by and among IN-O-VATE TECHNOLOGIES, INC. (“In-O-Vate” or “Seller”), RICHARD J. HARPENAU and KAREN HARPENAU, individuals (“Owners”), INOVATE ACQUISITION COMPANY, a Delaware corporation (“Buyer”), and Buyer’s Representative (defined below).

RECITALS

WHEREAS, Owners own all of the issued and outstanding equity securities as tenants by the entirety, and any instruments or rights exercisable or exchangeable for or convertible into equity securities, of Seller;

WHEREAS, Seller is engaged in the business of inventing, developing, manufacturing, marketing and distributing dryer and HVAC venting systems and components for commercial and residential applications (the “Business”);

WHEREAS, Moving Rock, LLC, a Florida limited liability company (“Moving Rock”), an entity owned by Owners, owns the real estate located at 250 South Central Boulevard, Suite 207, Jupiter, Florida 33458 (the “Central Blvd Property”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Buyer wishes to lease the Central Blvd Property from Moving Rock, subject to the terms and conditions of that certain Lease Agreement;

WHEREAS, a portion of the Purchase Price payable by Buyer to Seller is contingent upon revenues realized by the Business after the Closing as set forth in the Earnout Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or ability to: (i) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) directly or indirectly direct, cause the use of, disposition of, or access to, the property of another Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Earnout Agreement, the Escrow Agreement, the General Bills of Sale, the Assignment and Assumption Agreements, Intellectual Property Assignments, the Lease Agreement, and the other agreements, instruments and documents required to be delivered at the Closing; provided, that “Ancillary Documents” does not include the Employment Agreements.

“Ancillary Lease Documents” has the meaning set forth in Section 4.13(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Benefit Plan” has the meaning set forth in Section 4.24(a).

“Books and Records” has the meaning set forth in Section 2.01(1).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Illinois are authorized or required by Law to be closed for business.

“Business’ IT Systems” has the meaning set forth in Section 4.14(i).

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Representative” has the meaning set forth in Section 8.12.

“Central Blvd Property” has the meaning set forth in the recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” shall mean June 17, 2019.

“Closing Indebtedness” means all the Indebtedness of Seller as of the close of Business on the Closing Date.

“Closing Payment” has the meaning set forth in Section 2.05(d).

“Closing Working Capital” means: the (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the Accounts Receivable, the Inventory and any prepaid expenses (including, but not limited to, prepaid marketing expenses), credits, advance payments, claims, security deposits and refunds, but, in each case, only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the Trade Payables in each case only to the extent assumed pursuant to the terms of this Agreement, but shall not include any Indebtedness or any Transaction Expenses.

“Data Room” means the online data room titled “In-O-Vate Technologies Inc. — MAN1196” located at https://app.vaultrooms.com and maintained on behalf of Seller by Vault Rooms in connection with the transactions contemplated by this Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Earnout Agreement” has the meaning set forth in Section 3.02(a)(x).

“Earnout Payment” means an “Earnout Payment” (as defined in the Earnout Agreement), if any, which is required to be paid by Buyer to Seller pursuant to the terms of the Earnout Agreement.

“Employment Agreements” has the meaning set forth in Section 3.02(a)(ix).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means CIBC Bank USA.

“Escrow Agreement” has the meaning set forth in Section 2.05(a).

“Escrow Amount” means $1,350,000 to be deposited for a period of eighteen (18) months following the Closing.  The Escrow Amount shall be invested by the Escrow Agent pursuant to an escrow agreement in an interest bearing account, and shall be held as security for any adjustments to the Purchase Price in favor of Buyer, as well as claims for indemnification made by Buyer, subject to the terms and conditions set forth in ARTICLE VII of this Agreement. The Escrowed Amount shall be released to Seller no later than eighteen (18) months following the Closing Date, less appropriate reserves for any unresolved claims that are made in writing during such eighteen (18) month period.

“Escrow Fund” has the meaning set forth in Section 2.05(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.06(a)(ii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.06(a)(iv).

“Estimated Closing Statement” has the meaning set forth in Section 2.06(a).

“Estimated Closing Working Capital” means an amount equal to $1,276,672.43.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.06(a)(iii).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Extended Coverage” means extended products liability and completed operations liability insurance, in a form and on terms reasonably acceptable to Buyer, with an extended reporting period of at least five (5) years covering defects, warranties and errors and omissions relating to any Products sold, marketed, distributed, provided or performed on or before the Closing Date; provided, that Buyer shall be express beneficiaries of such policy.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FIRPTA Certificate” means an affidavit pursuant to Treasury Regulations Section 1.1445-2(b) certifying that the affiant is not a foreign person within the meaning of Section 1445 of the Code.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“General Bills of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Government Contracts” has the meaning set forth in Section 4.10(a)(xi).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Harpenau Employment Agreement” means the Employment Agreement between Buyer and Richard J. Harpenau.

“Indebtedness” of any Person means (i) indebtedness for borrowed money, whether current or funded, or secured or unsecured, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money including any related interest, prepayment penalties or premiums, fees and expenses, (ii) amounts owing as contingent or deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, (v) all the obligations (whether principal, interest, any purchase price to be paid to transfer the ownership of the leased property to Seller or otherwise) under leases which are, or are required to be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as a lessee, (vi) all obligations under any sale-and-leaseback or other synthetic debt arrangements, (vii) all obligations under any installment sale, conditional sale, title-retention or similar arrangement, (viii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above, (ix) all compensation owed to current or former employees or independent contractors and (x) any pension contributions, pay in lieu of personal time off, vacation or sick leave entitlement, deferred compensation or other accrued rights or benefits (regardless whether vested) earned by or payable for any former or current employees, in each case, including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to, such obligations (including any prepayment penalties, if any, payable upon payment of such Indebtedness); provided, however, that any operating lease rent which is not past due and any trade payables (in each case, which constitute Assumed Liabilities and which are included in the Closing Working Capital) and all of the Transaction Expenses and the Specified Obligations shall not constitute “Indebtedness.”

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, slogans, `dba’ names, fictitious name filings, vanity telephone numbers and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, Business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all assignments, licenses, sublicenses, obligations to license, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, research agreements, development agreements, joint ownership agreements, consulting agreements, joint venture agreements, co-marketing agreements, and other Contracts, whether written or oral, relating to any Intellectual Property that is used, held for use or required for use in the conduct of the Business as currently conducted or proposed to be conducted, or to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all: (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof; and (iii) all corresponding rights that, now or hereafter, may be secured throughout the world with respect thereto.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(v).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Inventory” has the meaning set forth in Section 2.01(b).

“Key Employees” has the meaning set forth in Section 3.02(a)(ix).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means with respect to a particular fact or matter, the actual or constructive knowledge of any Knowledge Party, after reasonable investigation as of the applicable date with respect to any applicable matter.

“Knowledge Party” means Owners, each Key Employee, and each other director or officer of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Lease Agreement” has the meaning set forth in Section 4.13(a).

“Leases” has the meaning set forth in Section 4.13(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, and, in each case, regardless whether direct, foreseen, foreseeable or proximate and whether or not avoidable, including reasonable attorneys’ and expert witnesses’ fees and expenses, increases in insurance premiums or financing costs, lost profits, loss of use, reputational damage, diminution in value (including diminution in the value of all or any portion of the Purchased Assets calculated by reference to the financial multiple used to determine the cash component of the Purchase Price payable at Closing) and the cost of investigating and enforcing any right to indemnification hereunder (including the costs of preparing and prosecuting any litigation, contesting any defenses, and pursuing any appeals in connection with such enforcement) and the cost of preparing and making any applicable insurance claims and pursuing any insurance providers, and which result in actual, out-of-pocket losses, but not including losses that are of a punitive (exception in the case of fraud), consequential, incidental, or exemplary nature, including, but not limited to, lost profits and lost business/investment opportunities (unless such losses are sought by or payable to a third party).

“Made Available” means that information or documents have been made available in the Data Room for Buyer to download in reviewable format (e.g. PDF) on the Data Room at least ten (10) Business Days prior to the date of the execution of this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, prospects, results of operations, financial condition of the Business, (b) the value of the Purchased Assets, (c) the magnitude of the Assumed Liabilities, or (d) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (ii) any action required or permitted by this Agreement, except pursuant to Section 4.04 and Section 6.04; (iii) any changes in applicable Laws or accounting rules, including GAAP; or (iv) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clause (i) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operate.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(b).

“Multiemployer Plan” has the meaning set forth in Section 4.24(c).

“M&A Qualified Beneficiary” means an “M&A qualified beneficiary” as defined in Treasury Regulation § 54.4980B-9 (or successor regulation).

“Ordinary Course of Business” means, in respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice and undertaken by such Person in good faith and not for the purposes of evading any Covenant or restriction in this Agreement or any other agreement.

“Owners” mean Richard J. Harpenau and Karen Harpenau, as tenants in the entirety.

“Payment Account(s)” means the deposit account(s) to which customers of the Business make, or to which Seller has directed any customer to make, payment of any Accounts Receivable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning on and continuing after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on the day before the Closing Date.

“Prior Financial Statements” has the meaning set forth in Section 4.05(a).

“Products” has the meaning set forth in Section 4.15.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.24(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, independent contractors, principals and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” means, with respect to the Business, the inventing, developing, manufacturing, marketing and distributing of dryer or HVAC venting systems and components for commercial and residential applications.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Party” and “Seller Parties” have the meaning set forth in Section 6.03(e).

“Seller’s Accountants” means Wisneski, Sears & Associates, PA, Attention: Ron Wisneski, located at 810 Saturn Street, Jupiter, Florida 33477.

“Seller’s Broker” has the meaning set forth in Section 4.28.

“Seller’s Stock” has the meaning set forth in Section 4.02.

“Single Employer Plan” has the meaning set forth in Section 4.24(d).

“Specified Obligations” has the meaning set forth in Section 2.05(d)(ii)(B).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Tail Policy” means a customary directors’ and officers’ insurance ‘tail’ policy with a claims period of at least three (3) years after the Closing Date covering all indemnification obligations of Seller and any direct fiduciary or employment practices liability of the individuals who served as Seller’s directors or officers in the three (3) years on or before the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means an amount equal to $1,276,672.43, calculated based upon the average of the trailing six (6) months working capital, ending on April 30, 2019.

“Tax Clearance Certificates” has the meaning set forth in Section 3.02(a)(xiv).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind imposed by a Taxing Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means a Governmental Authority having the legal authority to impose, levy, assess, collect or administer the relevant Tax.

“Territory” means worldwide.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Payables” has the meaning set forth in Section 2.03(a).

“Transaction Expenses” means:  (a) all fees and expenses incurred by Seller, Owners and their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the Earnout Agreement, the Escrow Agreement, the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including fees and expenses of counsel to Seller and Owners; (b) the underwriting charges (if any), application fee (if any) and premium for the Extended Coverage and the Tail Policy; and (c) any additional or increase in compensation, including any change-of-control compensation, ‘golden parachute’ or transaction, retention or ‘stay’ bonus, to which any employee, independent contractor or consultant of the Business is or will become entitled as a result of the entry into this

Agreement and the consummation of the transactions contemplated by this Agreement, disregarding any additional condition such as passing of time or giving notice of termination; provided, however, that “Transaction Expenses” does not include (x) any Transaction Expenses paid prior to Closing, (y) any of the Specified Obligations or (z) any post-Closing obligations under the Employment Agreements.

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 4.25(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)                                 all accounts or notes receivable held by Seller, all Payment Accounts (with nominal balances), and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)                                 all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)                                  (i) all Contracts, including Intellectual Property Agreements, which are set forth on Section 2.01(c) of the Disclosure Schedules and (ii) all purchase orders issued to Seller in the Ordinary Course of Business consistent with past practice which are subject to Seller’s standard warranties and standard terms and conditions that have been attached to Section 4.16 of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d)                                 all Intellectual Property Assets;

(e)                                  all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)                                   occupancy and possessory rights as tenant or licensee in connection with all Leased Real Property;

(g)                                  to the extent legally transferable, all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.22(b) and Section 4.23(b) of the Disclosure Schedules;

(h)                                 all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)                                     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j)                                    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)                                 all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l)                                     copies of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records as such relate to the Purchased Assets, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, tangible embodiments of the Intellectual Property Assets, and all materials, research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (collectively, “Books and Records”); and

(m)                             all goodwill of the Business and the going concern value of the Business.

Section 2.02                            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)                                 Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b)                                 the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)                                  all Benefit Plans and assets attributable thereto;

(d)                                 the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e)                                  any and all Tax assets, including but not limited to benefits, duty and Tax refunds, prepayments, claims and related rights;

(f)                                   all cash and cash equivalents, bank accounts (other than Payments Account(s)) and securities of Seller;

(g)                                  all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(h)                                 the rights which accrue or will accrue to Seller and Owners under this Agreement and the Ancillary Documents; and

(i)                                     the personnel records and other records that Seller is required by Law to retain in its possession, and Seller’s entity records, minutes and records of members’, partners’, shareholders’, and directors’ meetings, any internal appraisals or economic evaluations of the Business prepared by or for the benefit of Seller, Seller’s accounting and income tax records and correspondence with legal counsel or legal work product or similar proprietary work product of Seller or Seller’s shareholders, unless any of the foregoing relates to any Assumed Liability or any Purchased Asset or by administration or other agreements of the Business (including without limitation any Material Contract).

Section 2.03                            Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)                                 all accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet or arose in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date (the “Trade Payables”);

(b)                                 all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c)                                  all Liabilities and obligations for Taxes relating to the Business, the Purchase Assets or the Assumed Liabilities on or for any Post-Closing Tax Period;

(d)                                 the Specified Obligations; and

(e)                                  those Liabilities of Seller set forth on Section 2.03(d) of the Disclosure Schedules.

Section 2.04                            Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following (subject to accruals in the Closing Working Capital, as finally adjusted pursuant to Section 2.06):

(a)                                 any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)                                 any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.09(b); or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law) for any Pre-Closing Tax Period;

(c)                                  any Liabilities relating to or arising out of the Excluded Assets;

(d)                                 any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)                                  any product warranty or other Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller on or prior to the Closing Date, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date;

(f)                                   any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date;

(g)                                  any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date;

(h)                                 any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)                                     any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)                                    any accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; and (ii) which did not arise in the Ordinary Course of Business;

(k)                                 any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)                                     any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same) arising out of or relating to facts, circumstances or condition existing prior to the Closing Date, except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(m)                             any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements arising out of or relating to facts, circumstances or condition existing prior to the Closing Date, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)                                 any Liabilities associated with Indebtedness arising out of or relating to facts, circumstances or condition existing prior to the Closing Date; and

(o)                                 any Liabilities arising out of, in respect of or in connection with the failure by Seller, Owners or any of their respective Affiliates to comply with any Law or Governmental Order prior to the Closing Date.

Section 2.05                            Purchase Price. The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be (i)(A) $10,950,000, subject to adjustment pursuant to Section 2.06 hereof, less the aggregate amount of the Specified Obligations, plus (B) Earnout Payments payable (if any), subject to adjustment pursuant to Section 7.06(c), plus (ii) the assumption of the Current Liabilities as of the Closing Date (other than Specified Obligations), plus (iii) $99,998.50 that has been paid by Seller under the Compco contract included within the Assigned Contract.  The cash component of the Purchase Price payable at Closing shall be as follows:

(a)                                 Escrow Deposit. At the Closing, Buyer shall deposit the Escrow Amount (such amount, together with any interest or other amounts earned thereon and less any disbursements from time to time therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) in escrow with Escrow Agent to be held pursuant to an Escrow Agreement in the form and on the terms attached hereto as Exhibit A, together with such changes therein required by the Escrow Agent and agreed to by Seller and Buyer (the “Escrow Agreement”), for the purposes of securing the obligations of Seller in this Section 2.05 and the indemnification obligations of Seller and Owners set forth in ARTICLE VII.

(b)                                 Payment of the Estimated Closing Indebtedness. At the Closing, Buyer and Seller will coordinate payment to the recipients thereof specified in the Estimated Closing Statement, for and on behalf of Seller, each such recipient’s portion of the Estimated Closing Indebtedness (defined in Section 2.06(a)(iv).

(c)                                  Payment of Estimated Transaction Expenses. At the Closing, Buyer and Seller will coordinate payment to the recipients thereof specified in the Estimated Closing Statement, for and on behalf of Seller, each such recipient’s portion of the Estimated Transaction Expenses (defined in Section 2.06(a)(iii)).

(d)                                 Closing Payment. Subject to adjustment as provided in Section 2.06(a), Buyer shall pay to Seller at the Closing an amount (the “Closing Payment”) equal to:

(i)                                     $10,950,000

(ii)                                  less the sum of:

(1)                                 the Escrow Amount,

(2)                                 the aggregate amount of the obligations of Seller set forth on Section 2.05 of the Disclosure Schedules (the “Specified Obligations”);

(3)                                 the aggregate amount of Estimated Transaction Expenses;

(4)                                 the aggregate amount of Estimated Closing Indebtedness, and

(5)                                 the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital; and

(iii)                               plus the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital.

Section 2.06                            Purchase Price Adjustment.

(a)                                 Estimated Closing Statement.  On the Closing Date, Seller shall have prepared and delivered to Buyer a statement, which is reasonably acceptable to Buyer in all respects (the “Estimated Closing Statement”), setting forth the following:

(i)                                     Seller’s good faith estimate and calculation of Closing Working Capital (the “Estimated Closing Working Capital”) utilizing the same methodology utilized in preparing the Target Working Capital calculation;

(ii)                                  an estimated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Balance Sheet”);

(iii)                               Seller’s good faith estimate and calculation of Transaction Expenses as of the Closing (the “Estimated Transaction Expenses”), together with invoices therefor;

(iv)                              Seller’s good faith estimate and calculation of the Closing Indebtedness as of the Closing (the “Estimated Closing Indebtedness”), together with payoff letters (including lien releases) therefor; and

(v)                                 Seller’s calculation of the Closing Payment.

(b)                                 Post-Closing Adjustment.

(i)                                     Within ninety (90) days after the Closing Date, Buyer’s Representative shall prepare and deliver to Owners a statement (the “Closing Working Capital Statement”) setting forth the following:

(1)                                 The Closing Working Capital and Buyer’s calculation of Closing Working Capital utilizing the same methodology utilized in preparing the Target Working Capital calculation;

(2)                                 A balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein);

(ii)                                  The post-closing adjustment (which may be either a positive or a negative number) in an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c)                                  Examination, Review; Dispute Resolution.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Owners shall have thirty (30) days (a “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Owners and Seller’s Accountants shall have full access to the books and records of the Business, and work papers prepared by, Buyer’s Representative to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s Representative’s possession) and/or control relating to the Closing Working Capital Statement as Owners may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, [that such access shall be in a manner that does not materially interfere with the normal Business operations of Buyer or the Business.

(ii)                                  Objection. On or prior to the last day of the Review Period, Owners may object to the Closing Working Capital Statement by delivering to Buyer’s Representative a written statement setting forth Owners’ objections in reasonable detail, indicating each disputed item or amount and the basis for Owners’ disagreement therewith (the “Statement of Objections”). If Owners fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, shall be deemed to have been accepted by Seller. If Owners deliver a the Statement of Objections before the expiration of the Review Period, Buyer’s Representative and Owners shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer’s Representative and Owners, shall be final and binding.

(iii)                               Resolution of Disputes. If Owners and Buyer’s Representative fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer’s Representative and Owners shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve only any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent

Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)                                 Determinations by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Buyer’s Representative and Owners shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to either the Closing Working Capital Statement and/or the Post-Closing Adjustment set forth therein shall be conclusive and binding upon the parties hereto except in the case of fraud, a conflict of interest which is not disclosed in advance to the parties, or manifest error.

(d)                                 Payments of Post-Closing Adjustment.

(i)                                     If the Post-Closing Adjustment, as finally determined pursuant to Section 2.06(c), is a positive number, Buyer shall pay Seller such positive amount.

(ii)                                  If the Post-Closing Adjustment, as finally determined pursuant to Section 2.06(c), is a negative number, the Escrow Agent shall pay Buyer, out of the Escrow Fund, the absolute value of such negative amount.

(iii)                               Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (i) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days after determination by the Independent Accountant of all Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer’s Representative or Owners, as the case may be.

Section 2.07                            Adjustment for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08                            Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule prepared in accordance with Section 1060 of the Code (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer’s Representative and delivered to Owners within sixty (60) days following the Closing Date.  If Owners notify Buyer’s Representative in writing that Owners object to one or more items reflected in the Allocation Schedule, Owners and Buyer’s Representative shall negotiate in good faith to resolve such dispute in accordance with the requirements of Section 1060 of the Code; provided, however, that if

Owners and Buyer’s Representative are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) days following the Closing Date, Owners and Buyer’s Representative shall appoint by mutual agreement an Independent Accountant who, acting as experts and not arbitrators, shall resolve the dispute in accordance with Section 1060 of the Code regarding the items reflected in the Allocation Schedule to which Owners objected. The Independent Accountant shall only decide the specific items under dispute by the parties. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Owners and Buyer’s Representative shall agree in writing) after their engagement, and the Independent Accountant’s resolution of the aforementioned dispute regarding the Allocation Schedule shall be conclusive and binding upon the parties hereto, except in the case of fraud, a conflict of interest which is not disclosed in advance to both parties, or manifest error.  The fees and expenses of the Independent Accountant shall be borne ratably by Seller and Owners (jointly and severally), on the one hand, and Buyer, on the other hand, in proportion to the relative differences between (a) the aggregate allocations proposed by each such party in any of Classes I through V under Section 1060 of the Code that are disputed and (b) the allocations to such disputed classes as finally determined by the Independent Accountant (with the Independent Accountant also determining such ratable allocation of its fees and expenses). Seller and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule as finally determined. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09                            [Reserved].

Section 2.10                            Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the Consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. If any such Consent cannot be obtained, Seller shall not be considered to be in default of this Agreement as a result, so long as Seller complies with the provisions set forth in this Section 2.10.

ARTICLE III
CLOSING

Section 3.01                            Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place by electronic communications and transmission of PDF documents on the date of this Agreement (the “Closing Date”) to be effective as of 12:00:01 AM, Chicago time, on the Closing Date; provided, that, notwithstanding such effective time, Seller shall bear the risk of loss of the Purchased Assets through and until 11:59:59 PM, Chicago time, on the Closing Date.

Section 3.02                            Closing Deliverables.

(a)                                 Seller’s Deliveries. Seller is delivering to Buyer the following at the Closing:

(i)                                     the Escrow Agreement duly executed by Seller and Owners;

(ii)                                  bills of sale in form and substance satisfactory to Buyer (the “General Bills of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)                               assignment and assumption agreements in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreements”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)                              assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Patents, Trademarks, registered Copyrights and internet domain names of Seller to Buyer, in each case, which is in form suitable for filing with the respective registrar;

(v)                                 powers of attorney, in form and substance reasonably satisfactory to the Buyer and executed by Seller;

(vi)                              employment agreements (the “Employment Agreements”), which include non-competition and non-solicitation covenants, by and between Buyer and (A) those individuals set forth in Section 3.02(a)(vi) of the Disclosure Schedules (the “Key Employees”) and (B) the Harpenau Employment Agreement, in form and substance satisfactory to Buyer, and which are duly executed by the Key Employees and Owners;

(vii)                           an Earnout Agreement, in the form attached hereto as Exhibit B (the “Earnout Agreement”), duly executed by Seller;

(viii)                        FIRPTA Certificates duly executed by Seller;

(ix)                              all payoff letters necessary to extinguish all Indebtedness of Seller as of the Closing and release all security interests related thereto or otherwise upon the Purchased Assets;

(x)                                 copies of all consents and notices listed on Section 4.03 of the Disclosure Schedules;

(xi)                              copies of tax clearance certificates from each of the taxing authorities in the jurisdictions that impose sales related Taxes on Seller or where Seller have a duty to file Tax Returns related thereto (the “Tax Clearance Certificates”) evidencing the payment in full of any such Taxes for which the Buyer could, as a result of the transactions contemplated by this Agreement, have any liability;

(xii)                           a certificate of the Secretary or an Assistant Secretary of Seller certifying that (i) attached thereto are true and complete copies of (x) the Articles of

Incorporation of Seller, as amended, (y) the By-laws of Seller, as amended, and (z) all resolutions adopted by the board of directors and stockholder of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered by the Seller hereunder and thereunder;

(xiii)                        a certificate issued by the Department of State of Florida certifying that Seller is in good standing under the laws of such state as of a date not more than five (5) Business Days before and, in any event, within the same calendar month as the Closing Date;

(xiv)                       three (3) complete and correct copies on USB thumb drives of all materials which have been Made Available in the Data Room;

(xv)                          evidence reasonably satisfactory to Buyer that Seller has bound the Tail Policy and the Extended Coverage and that the same have become effective as of the Closing Date;

(xvi)                       a consent letter from Seller’s auditors;

(xvii)                    Articles of Amendment of In-O-Vate Technologies, Inc. to be concurrently filed with the Florida Department of State, amending such Seller’s name to a name that does not use the words “In-O-Vate Technologies,” any other Trademarks of the Business, or any words confusingly similar thereto;

(xviii)                 Fictitious Name Cancellation by In-O-Vate, to be concurrently filed with the Department of State for the State of Florida, withdrawing Seller’s registered fictitious names;

(xix)                       assignment(s) to Buyer of the Payment Account(s) (with nominal account balances), together with appropriate forms and documentation necessary to remove Seller’s authorized signatories and to add Buyer’s authorized signatories;

(xx)                          the Disclosure Schedules in form and substance satisfactory to Buyer;

(xxi)                       the Lease Agreement, executed by Moving Rock;

(xxii)                    evidence reasonably satisfactory to Buyer that Seller has terminated the current lease, if any, of the Central Blvd Property;

(xxiii)                 the Estimated Closing Statement;

(xxiv)                such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be required to give effect to this Agreement.

(b)                                 Buyer’s Deliverables. In addition to payment of the Purchase Price as provided in Section 2.05, Buyer is delivering to Seller the following at the Closing:

(i)                                     the Escrow Agreement duly executed by Buyer and Buyer’s Representative;

(ii)                                  the Assignment and Assumption Agreements duly executed by Buyer;

(iii)                               the Harpenau Employment Agreement duly executed by Buyer;

(iv)                              the Lease Agreement;

(v)                                 employment agreements duly executed by Buyer and each Key Employee;

(vi)                              the Earnout Agreement duly executed by Buyer;

(vii)                           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that (i) attached thereto are true and complete copies of (x) the organizational documents of Buyer, and (z) all resolutions adopted by the board of directors or equivalent governing or managing authority of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered by Buyer hereunder and thereunder;

(viii)                        duly executed originals of any and all applicable sales, use, resale and/or other exemption certificates for transfer or similar Taxes relating to Buyer’s purchase of the Purchased Assets; and

(ix)                              certificates issued by the Secretary of State of the State of Delaware certifying that Buyer is in good standing under the laws of such state as of a date not more than five (5) Business Days before and, in any event, within the same calendar month as the Closing Date.

(c)                                  Escrow Agreement. At the Closing, Buyer is delivering the Escrow Agreement to the Escrow Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Owners represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01                            Incorporation and Qualification of Seller. In-O-Vate is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02                            Capitalization; Subsidiaries. The entire capital stock of Seller (the “Seller’s Stock”) consists of (i) 1,000 shares of voting common stock with respect to the ownership of which is set forth in Section 4.02 of the Disclosure Schedules.  The owners of Seller’s Stock set forth in Section 4.02 of the Disclosure Schedules are the owners of all of Seller’s Stock.  All of Seller’s Stock has been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Section 4.02 of the Disclosure Schedules, no other stock of Seller is issued and outstanding, and no Person has any right, option, warrant, subscription, profit participation or other right to purchase or otherwise acquire any stock of the Company or any securities or other interest convertible into or exchangeable for any such interests or to receive any payments based upon the equity value of Seller.  Except as set forth in Section 4.02 of the Disclosure Schedules, there are no Contracts relating to the issuance, sale, redemption, voting or transfer of Seller’s Stock. Seller does not own or have any interest in (directly or indirectly), or any right or obligation to acquire (directly or indirectly) any equity or other interest in any Person.

Section 4.03                            Authority of Seller and Owners; Enforceability. Seller and Owners have, respectively, full legal power and authority to enter into this Agreement and the Ancillary Documents to which Seller or Owners are a party, to carry out its or his respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Owners of this Agreement and any Ancillary Document to which Seller or Owners are a party, the performance by Seller and Owners of their or his respective obligations hereunder and thereunder and the consummation by Seller and Owners of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Owners. This Agreement has been duly executed and delivered by Seller and Owners, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and Owners enforceable against Seller and Owners in accordance with its terms. When delivered to Buyer at the Closing, each Ancillary Agreement will have been executed and delivered on behalf of Seller and Owners which are party thereto in compliance with all applicable Laws. When each Ancillary Document to which Seller or Owners are or will be a party has been so executed and delivered (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller or Owners enforceable against Seller or Owners in accordance with its terms.

Section 4.04                            No Conflicts; Consents. The execution, delivery and performance by Seller and Owners of this Agreement and the Ancillary Documents to which Seller or Owners are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, Owners, the Business or the Purchased Assets; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or Owners are party or by which Seller, Owners or the Business are bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. To Seller’s Knowledge, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Owners in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05                            Financial Statements.

(a)                                 Complete copies of:  (i) the audited financial statements consisting of the balance sheet of the Business as at December 31, 2018, and the related statements of income and retained earnings (“Audited Financial Statements”); and (ii) the unaudited financial statements consisting of the balance sheet of the Business as at December 31 of each of the years 2016 and 2017 and the related statements of income and retained earnings, changes in stockholders’ equity and cash flow for the years then ended (collectively, the “Prior Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at April 30, 2019 and the related statements of income and retained earnings, changes in stockholders’ equity and cash flow for the four (4)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements and the Prior Financial Statements, the “Financial Statements”) are attached to Section 4.05(a) of the Disclosure Schedules. The balance sheet of the Business as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of April 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)                                 The Prior Financial Statements have been prepared in accordance with the books and records of Seller and are, to Seller’s Knowledge, in all material respects prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Prior Financial Statements). The Prior Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business on the respective dates as of which they were prepared and the results of the operations, changes in stockholders’ equity and cash flows of the Business for the respective periods indicated, and fairly reflect all Liabilities, except those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date which are not material in amount.

(c)                                  To Seller’s Knowledge, the Audited Financial Statements have been prepared and presented in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Prior Financial Statements). The Audited Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business on the respective dates as of which they were prepared and the results of the operations, changes in stockholders’ equity and cash flows of the Business for the respective periods indicated.

(d)                                 Seller has devised and maintained systems of internal accounting controls which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in order to maintain proper accountability for items. During the periods covered by the Financial Statements, there was no weakness in or failure to follow or conform to such internal accounting controls which, individually or in the aggregate, has resulted in a material misstatement in, or other failure fairly to present, the items reported in the Financial Statements.

Section 4.06                            Indebtedness. Except for the Specified Obligations, all of Seller’s Indebtedness as of the date of this Agreement is set forth in Section 4.06 of the Disclosure Schedules. For each item of Indebtedness, Section 4.06 of the Disclosure Schedules correctly sets forth, as of the Closing Date, the debtor, the Contract or Benefit Plan governing the Indebtedness, and the outstanding amount of the Indebtedness.  Seller has no Liability in respect of a guarantee of any Indebtedness or other Liability of any other Person. Accurate and complete copies of all relevant documentation associated with the Indebtedness of Seller has been Made Available to Buyer.

Section 4.07                            Undisclosed Liabilities. To Seller’s Knowledge, Seller has no material Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.08                            Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, to Seller’s Knowledge, there has not been any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(c)                                  material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)                                 material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)                                  entry into any Contract that would constitute a Material Contract that has not otherwise been disclosed or included as a part of this Agreement;

(f)                                   incurrence, assumption or guarantee of any Indebtedness;

(g)                                  transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(h)                                 cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)                                     transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business consistent with past practice);

(j)                                    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration included in this Agreement, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k)                                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)                                     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)                             material capital expenditures which would constitute an Assumed Liability not otherwise disclosed, accounted for, or included as part of this Agreement;

(n)                                 imposition of any Encumbrance upon any of the Purchased Assets;

(o)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p)                                 hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the Ordinary Course of Business;

(q)                                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)                                    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s)                                   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)                                    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the Ordinary Course of Business materially consistent with past practice;

(u)                                 any Contract to do any of the foregoing, or any material action or material omission that would result in any of the foregoing.

Section 4.09                            Affiliate Transactions. Except as set forth in Section 4.09 of the Disclosure Schedules, and to Seller’s Knowledge, neither Owners nor any Affiliate of Seller or Owners (i) is or, in the period since January 1, 2015, has been a party to any Contract with Seller (including any employment or engagement as an independent contractor), (ii) owns or, in the period since January 1, 2015, has owned any asset, tangible or intangible, that is used in the Business, (iii) has or, in the period since January 1, 2015, has had any cause of action or other claim whatsoever against Seller, or (iv) owes or, in the period since January 1, 2015, has owed any amount to Seller. To Seller’s Knowledge, neither Owners nor any current Affiliate of Seller or Owners has or, in the period since January 1, 2015, has had, any direct or indirect material interest in, or is or, in the period since January 1, 2015, was a director, officer or employee of any Person that is, a customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller.

Section 4.10                            Material Contracts.

(a)                                 Section 4.10 of the Disclosure Schedules lists, and identifies with reasonable particularity according to the following subsections, each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property or the Central Blvd Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.13 of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.14(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                                     all Contracts, other than purchase orders issued by or to Seller in the Ordinary Course of Business consistent with past practice, involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii)                                  all Contracts with any Material Customer;

(iii)                               all Contracts with any Material Supplier;

(iv)                              all Contracts for capital expenditures that require an expenditure by Seller of more than $20,000 for any project or series of related projects (or groups of related Contracts therefor);

(v)                                 all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(vi)                              all Contracts that provide for any warranty, other than Seller’s standard warranties disclosed under Section 4.16, or for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vii)                           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii)                        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sale’s promotion, market research, marketing consulting and advertising Contracts;

(ix)                              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(x)                                 except for Contracts relating to trade receivables or granting any Encumbrance, all Contracts relating to Indebtedness;

(xi)                              all Contracts with any Governmental Authority (“Government Contracts”);

(xii)                           all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, or which obligate Seller on an exclusive basis to purchase or sell all or any substantial portion of its needs or output of any materials or class of materials or of any product or class of products;

(xiii)                        all Contracts pursuant to which Seller agrees to provide, on a commercial basis, any product or service to any one or more particular customers or group of customers (A) on an exclusive basis or (B) on terms which are no less favorable to such customer(s) or group of customers than on which such product or services are provided to any other customer(s) or group of customers (e.g. any “most favored nation” or “most favored customer” provision);

(xiv)                       all joint venture, partnership or similar Contracts;

(xv)                          all non-disclosure agreements, other than routine non-disclosure agreements with employees of Seller;

(xvi)                       all Intellectual Property Agreements (other than agreements for off-the-shelf software or software services for which Seller pays, in the aggregate, license, subscription and maintenance fees of $10,000 or less per year);

(xvii)                    all Contracts with respect to Intellectual Property Assets, including agreements with any former or current employees of Seller and other Persons regarding the ownership, assignment, development, appropriation or non-disclosure of any of the Intellectual Property Assets;

(xviii)                 all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xix)                       all powers of attorney with respect to the Business or any Purchased Asset;

(xx)                          all bailment or consignment Contracts (whether Seller is bailee or bailor, or consignee or consignor);

(xxi)                       all collective bargaining agreements or Contracts with any Union;

(xxii)                    all Contracts under which the execution and delivery of this Agreement or the Ancillary Documents by Seller will cause a material default, give rise to any right of termination, cancellation or acceleration, or require any consent, notice or waiver in connection with consummation of the transactions contemplated by this Agreement; and

(xxiii)                 all other Contracts, other than purchase orders issued by or to Seller in the Ordinary Course of Business consistent with past practice, that relate to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10 which cannot be cancelled without penalty or without more than sixty (60) days’ notice.

(b)                                 Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available to Buyer. To Seller’s Knowledge, there are no material disputes pending or threatened under any Contract included in the Purchased Assets. To Seller’s Knowledge, each Material Contract is valid, binding and enforceable on the parties thereto and is in full force and effect in accordance with the form and terms of the copy thereof which has so been Made Available to Buyer (and regardless whether such copy is fully executed by all the parties thereto). None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the material loss of any benefit thereunder.

Section 4.11                            Title to and Location of the Purchased Assets. To Seller’s Knowledge, Seller has good and valid title to, or a valid leasehold interest in, or an enforceable license to use, all of the Purchased Assets. Except as set forth in Section 4.11 of the Disclosure Schedules, all of the Inventory, Tangible Personal Property and Books and Records are located at 250 South Central Boulevard, Suite 207, Jupiter, Florida  33458, and Seller will have delivered at the Closing all of the Inventory, Tangible Personal Property and Books and Records into the physical possession of Buyer. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)                                 those items set forth in Section 4.11 of the Disclosure Schedules;

(b)                                 liens for Taxes not yet due and payable or which are being contested in good faith and pursuant to appropriate proceedings;

(c)                                  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent which have been (or will be) fully accounted for in the Estimated Closing Working Capital and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(d)                                 easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable.

Section 4.12                            Condition and Sufficiency of Assets.

(a)                                 To Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)                                 The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as used to generate the results reported in the Financial Statements and as conducted since the Interim Balance Sheet Date prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets (other than Seller’s cash assets) is material to the Business.

Section 4.13                            Real Property.

(a)                                 Moving Rock owns the Central Blvd Property. Buyer shall lease its use of the Central Blvd Property from  Moving Rock on the terms and conditions of a separate lease agreement (the “Lease Agreement”) to be entered by and between Buyer and Moving Rock.

(b)                                 Section 4.13 of the Disclosure Schedules lists all parcels of real property leased, subleased or licensed to Seller, that Seller otherwise uses, operates or occupies, or where any Inventory or Tangible Personal Property is, or is contemplated to be, kept or located (the “Leased Real Property”) and identifies (a) the street address of each parcel of Leased Real Property, (b) each lease, license, sublease or other occupancy agreement, and all amendments, modifications, supplements and assignments thereto, for each parcel of Leased Real Property (collectively, the “Leases”), and (c) all subleases, overleases and other ancillary agreements or documents pertaining to or affecting the tenancy at each such parcel of Leased Real Property (collectively the “Ancillary Lease Documents”).

(c)                                  Full, complete and accurate copies of each of the Leases and the Ancillary Lease Documents have been Made Available to Buyer. To Seller’s Knowledge, each of the Leases and the Ancillary Lease Documents are valid, binding, enforceable on the parties thereto and is in full force and effect in accordance with the form and terms of the copy thereof which has so been Made Available to Buyer (and regardless whether such copy is fully executed by all the parties thereto), and Seller holds a valid and existing leasehold interest under each such Lease free and clear of any Encumbrance except Permitted Encumbrances. To Seller’s Knowledge, there is not any material breach of or material default under (or any alleged material breach of or material default under) the Leases by any party thereto. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Leases and the Ancillary Lease Documents constitute all of the agreements under which Seller holds a leasehold or subleasehold interest in, or otherwise occupies or uses, any real property, and the Leased Real Property constitutes all interests in real property currently used in connection with the Business.

(d)                                 Seller has not assigned, transferred, subleased, licensed, conveyed, mortgaged, deeded in trust or encumbered any of their rights or interests in the leasehold or subleasehold under any of the Leases or granted occupancy rights in any parcel or portion of any parcel of Leased Real Property to any other Person. Except as set forth in Section 4.13 of the Disclosure Schedules, and to Seller’s Knowledge, Seller is in peaceful and undisturbed possession of each parcel of Leased Real Property that it occupies, and to Seller’s Knowledge, there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use the Leased Real Property for the purposes for which it is currently being used.

(e)                                  To Seller’s Knowledge, there are no unrecorded Encumbrances affecting any of the Leased Real Property.

(f)                                   To Seller’s Knowledge, all improvements on the Leased Real Property and all of the current uses and conditions thereof are in compliance in all material respects with all applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans (as modified by any duly issued variances), and all applicable fire and life safety, building and health codes and ordinances and similar Laws. To Seller’s Knowledge, none of Seller, Owners or any Affiliate of Sellers or Owners has received any notice (written or oral) of any default under any of the covenants, easements or restrictions affecting or encumbering any Leased Real Property or any constituent part or portion thereof.

(g)                                  To Seller’s Knowledge, there are no condemnation proceedings or eminent domain proceedings of any kind pending, threatened or contemplated against any Leased Real Property or any constituent part or portion thereof. To Seller’s Knowledge, there are, for purposes of ad valorem Taxes, no re-assessments or valuation complaints or proceedings pending, threatened or contemplated regarding the Leased Real Property or any constituent part or portion thereof.

(h)                                 To Seller’s Knowledge, all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required or appropriate for the use, occupancy, operation and maintenance of each parcel of Leased Real Property are adequate in all material respects for the conduct of the Business as they currently are conducted thereon. Except as set forth in Section 4.13 of the Disclosure Schedules, and to Seller’s Knowledge, there are no material defects, latent or patent, or material adverse physical conditions, including subsurface conditions or failures of support, affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property.

Except as set forth in Section 4.13 of the Disclosure Schedules, and to Seller’s Knowledge, (i) the roadways, parking areas and loading docks located upon the Lease Real Property are free of material foundation and paving defects, (ii) the buildings and other improvements located upon the Leased Real Property are in good working condition, (iii) the roofs of such buildings are watertight in all material respects, and (iv) the doors, heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems of such buildings and improvements are in good operating condition and repair in all material respects in accordance with their design or installation specifications (except for reasonable wear and tear not caused by neglect), and all the foregoing, individually and in the aggregate, are adequate for the purposes for which they are presently being used and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as used to generate the results reported in the Financial Statements and as conducted since the Interim Balance Sheet Date prior to the Closing. To Seller’s Knowledge, Seller is not obligated, based on a presently existing condition or circumstance, to make any material repair, modification, alteration, restoration or replacement with respect to any portion of the Leased Real Property or any improvements thereon in order to comply with the terms and conditions of the Leases or applicable Law. To Seller’s Knowledge, the anticipated cost of all deferred maintenance and/or deferred repairs with respect to the Leased Real Property is properly reflected in the Estimated Closing Balance Sheet.

(i)                                     Seller, Owners and their respective Representatives are not presently negotiating, do not contemplate negotiating, and have not committed to negotiate any new lease, occupancy agreements, letters of intent or purchase agreements for any new sites or locations for the conduct of the Businesses.

Section 4.14                            Intellectual Property.

(a)                                 Section 4.14(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted. To Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has Made Available to Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations. Except as set forth on Section 4.14(a) of the Disclosure Schedules, and to Seller’s Knowledge, all assignments and other instruments necessary to establish, record and perfect Seller’s ownership of the Intellectual Property Registrations have been validly executed, delivered and filed with the relevant Governmental authorities and authorized registrars.

(b)                                 Section 4.14(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has Made Available to Buyer true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To Seller’s Knowledge, each Intellectual Property Agreement is valid, binding and enforceable on the parties thereto and is in full force and effect in accordance with the form and terms of the copy thereof which has so been Made Available to Buyer (and regardless whether such copy is fully executed by all the parties thereto). To Seller’s Knowledge, neither Seller nor any other party thereto is, or is alleged to be, in material breach of or material default under, or has provided or received any notice (written or oral) of material breach of, material default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)                                  Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owners of all right, title and interest in and to the Intellectual Property Assets. Seller has valid and enforceable rights to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. The Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements (i) are legally sufficient for the continued conduct of the Business after the Closing in substantially the same manner presently conducted and (ii) constitute all Intellectual Property used or necessary to conduct the Business as conducted since the Interim Balance Sheet Date prior to the Closing. To Seller’s Knowledge, Seller has valid and enforceable rights to use the Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements. Immediately following the Closing, all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements will be owned or available for use by Buyer on substantially the same terms in all material respects as such Intellectual Property was owned or available for use by Seller immediately prior to the Closing.

(d)                                 Except as set forth on Section 4.14(d) of the Disclosure Schedules, and to Seller’s Knowledge, Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has Made Available to Buyer true and complete copies of all such Contracts.

(e)                                  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(f)                                   To Seller’s Knowledge, all of the Intellectual Property Assets are valid and enforceable in all material respects, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(g)                                  To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property

Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not in any material respect infringed, misappropriated, diluted or otherwise violated, and, to the extent that the Business continues to be conducted after the Closing in the Ordinary Course of the Business consistent with past practice, will not after the Closing infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any Person.. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated in any material respect any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(h)                                 Except as set forth on Schedule 4.14(h) of the Disclosure Schedules, to Seller’s Knowledge, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person by the  Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. To Seller’s Knowledge, there are and have not been any facts or circumstances that could reasonably be expected to give rise to any such Action. To Seller’s Knowledge, Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets, and, to Seller’s Knowledge, there are and have not been any facts or circumstances that could reasonably be expected to give rise to any such Governmental Order.

(i)                                     To Seller’s Knowledge, the information technology systems (including software, hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, owned by or primarily held for use by Seller in the conduct of the Business (“Business’ IT Systems”)) are in commercially reasonable working condition to perform all the material information technology operations necessary for the conduct of the Business as currently conducted. To Seller’s Knowledge, in the last three (3) years, there has been no unauthorized access, use, intrusion, or breach of security, or defect, bug, failure, or breakdown affecting any Business’ IT Systems, that has caused or could reasonably be expected to cause material disruption of or material interruption in the conduct of the Business. To Seller’s Knowledge, Seller has taken all commercially reasonable actions in all material respects consistent with applicable industry best standards to protect the integrity and security of the Business’ IT Systems and the data and other information processed thereon.

Section 4.15                            Product Liability. Except as set forth in Schedule 4.15 of the Disclosure Schedules, there are no, and in the past five (5) years there have not been any, pending or, to Seller’s Knowledge, threatened product liability or similar claims against Seller or any of its Representatives claiming that any of the products designed, manufactured, processed, sold, marketed or distributed by Seller or any of the services provided or performed (directly or indirectly through one or more subcontractors or Representatives) by Seller (collectively, “Products”) are or were defective or unsafe or otherwise failed to meet in any material respect any standard promulgated by any Governmental Authority as such relates to the Products that are contained within the Purchased Assets. To Seller’s Knowledge, there is not and there has not been any event, occurrence or condition which could reasonably be expected to give rise to such a claim. To Seller’s Knowledge, none of the Products have been subject to any mandatory or optional recall required or requested by any Governmental Authority or under any Governmental Order. To

Seller’s Knowledge, all Products sold, marketed, distributed, provided or performed by Seller has complied and do comply in all material respects with all specifications applicable to such Products, including applicable legal requirements relating to manufacturing, labeling and safety.

Section 4.16                            Product Warranty. Except as set forth in Section 4.16 of the Disclosure Schedules, and to Seller’s Knowledge, all Products sold, marketed or distributed by Seller are free from any material defects and conform in all material respects with all the respective customer’s order requirements, Seller’s description thereof and all the express and implied warranties, if any, given by Seller and its Representatives with respect thereto, and to Seller’s Knowledge, Seller has no material liability for replacement or repair thereof or other damages in connection therewith. Copies of all of the standard warranties and standard terms and conditions given or used by Seller in the past five (5) years in connection with any Products are attached to Section 4.16 of the Disclosure Schedules.  Except pursuant to any Material Contract identified pursuant to Section 4.10(a)(vi) or as otherwise set forth in Section 4.16 of the Disclosure Schedules, and to Seller’s Knowledge, no Products are subject to any guaranty, warranty (express or implied) or other indemnity beyond the standard warranties and standard terms and conditions attached to Section 4.16 of the Disclosure Schedules. Section 4.16 of the Disclosure Schedules sets forth the claims and damages for warranty services, product recall and product return of Seller and the Business for each of the three (3) most recently completed fiscal years and the current fiscal year to date through the Interim Balance Sheet Date.

Section 4.17                            Inventory. To Seller’s Knowledge, all Inventory, whether or not reflected in the Estimated Closing Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and reflected in the Estimated Closing Balance Sheet.  All Inventory is owned by Seller free and clear of all Encumbrances other than the Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.18                            Accounts Receivable. The Accounts Receivable reflected on the Estimated Closing Balance Sheet (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice in all material respects; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice in all material respects; and (c) are, to Seller’s Knowledge, collectible in full within ninety (90) days after billing. Section 4.18 of the Disclosure Schedules lists the depository name and address for each Payments Account, together with the name, address and phone number of the Business’ principal contact at each depository thereof.

Section 4.19                            Customers and Suppliers.

(a)                                 Section 4.19(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.19(a) of the Disclosure Schedules, Seller, Owners and their respective Representatives have not received any notice

(written or oral) that any of the Material Customers has ceased or intends to cease after the Closing, and to Seller’s Knowledge, there are and have not been any facts or circumstances that could reasonably be expected to result in any of the Material Customers ceasing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business. To Seller’s Knowledge, Seller and its Representatives have no material disputes or disagreements (regardless whether the same has or could give rise to any Action) with any of the Material Customers.

(b)                                 Section 4.19(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.19(b) of the Disclosure Schedules, Seller, Owners and their respective Representatives have not received any notice (written or oral) that any of the Material Suppliers has ceased or intends to cease after the Closing, and to Seller’s Knowledge, there are and have not been any facts or circumstances that could reasonably be expected to result in any of the Material Suppliers ceasing, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business. To Seller’s Knowledge, Seller and its Representatives have no material disputes or disagreements (regardless whether the same has or could give rise to any Action) with any of the Material Suppliers.

Section 4.20                            Insurance. Section 4.20 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, employment practices, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller for the past three (3) years. To Seller’s Knowledge, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller, the Shareholders, their Affiliates and their respective Representatives have not received any written notice (written or oral) of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. To Seller’s Knowledge, all such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. To Seller’s Knowledge, none of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are, and Seller has, during the past three (3) years, continuously maintained without lapse, policies of insurance, of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and which are, or were, sufficient for material compliance with all applicable Laws and Contracts to which Seller is or was a party or by which it is or was bound. True and complete copies of the Insurance Policies have been Made Available to Buyer.

Section 4.21                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 4.21(a) of the Disclosure Schedules, there are not, and there has not been in the preceding thirty-six (36) months, to the Knowledge of Seller, any Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                                 Except as set forth in Section 4.21(b) of the Disclosure Schedules, and to Seller’s Knowledge, there are not, and there has not been in the preceding thirty-six (36) months, any Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.21(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.22                            Compliance with Laws; Permits.

(a)                                 To Seller’s Knowledge, Seller has at all times complied in all material respects, and is now complying in all material respects, with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets in all material respects.

(b)                                 To Seller’s Knowledge, all Permits required for the conduct of the Business or for the ownership and use of the Purchased Assets have been obtained by Seller and are now and have at all times been valid and in full force and effect. To Seller’s Knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.22(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including for each such Permit the name or title and any registration or document number, the issuing Governmental Authority, and its dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.22(b) of the Disclosure Schedules.

Section 4.23                            Environmental Matters.

(a)                                 To Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all applicable Environmental Laws. To Seller’s Knowledge, Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                                 To Seller’s Knowledge, Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.23(b) of the Disclosure Schedules) reasonably necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with applicable Environmental Law. Seller has no actual Knowledge of any environmental condition, event or circumstance that might prevent or impede, after the Closing Date the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, except as disclosed in Section 4.23(b) of the Disclosure Schedules, and to Seller’s Knowledge, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller, to Seller’s Knowledge, is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                                  Except as list in Schedule 4.23(c) of the Disclosure Schedules, and to Seller’s Knowledge, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                                 To Seller’s Knowledge, there has been, with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, no Release of Hazardous Materials giving rise to potential liability pursuant to, or otherwise in contravention of, any Environmental Law, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)                                  Section 4.23(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Businesses or the Purchased Assets.

(f)                                   Section 4.23(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and to Seller’s Knowledge, any predecessors in connection with the Businesses or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers.

(g)                                  To Seller’s Knowledge, Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)                                 Seller has provided or otherwise Made Available to Buyer and listed in Section 4.23(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                                     To Seller’s Knowledge, there is not any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Businesses or the Purchased Assets as currently carried out.

Section 4.24                            Employee Benefit Matters.

(a)                                 Section 4.24(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or the Business or any spouse or dependent of such individual, or under which Seller or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.24(a) of the Disclosure Schedules, each, a “Benefit Plan”). There is no, and there has never been any, pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement that is or was maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or the Business located, residing or whose principal work location is or was outside of the United States, or for any spouse or dependent of any such individual.

(b)                                 With respect to each Benefit Plan, Seller have Made Available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) to the extent applicable, copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) to the extent applicable, actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan (but excluding generally applicable notices, letters and correspondence).

(c)                                  Except as set forth in Section 4.24(c) of the Disclosure Schedules, and except as would not have a Material Adverse Effect, to Seller’s Knowledge, (i) each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37)) of ERISA (each a “Multiemployer Plan”) is currently and has at all times been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws), (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and the sponsor of such Qualified Benefit Plan has received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five-year filing cycle, or, with respect to a prototype or volume-submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume-submitter plan sponsor, to the effect that the form of such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan and (iii) nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)                                 To Seller’s Knowledge, neither Seller nor any of its ERISA Affiliates (i) has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) has withdrawn from any Benefit Plan; (iv) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) has incurred taxes under Section 4971 of the Code with respect to any pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”); or (vi) has participated in a multiple employer welfare arrangements (MEWA).

(e)                                  With respect to each Benefit Plan and to Seller’s Knowledge: (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or their ERISA Affiliates have been or will be timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any of their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA has occurred with respect to any such plan.

(f)                                   Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)                                  Except as set forth in Section 4.24(g) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)                                 To Seller’s Knowledge, there has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase in any material respect the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. To Seller’s Knowledge, neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(i)                                     To Seller’s Knowledge, each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. To Seller’s Knowledge, Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)                                    Except as set forth in Section 4.24(j) of the Disclosure Schedules, and to Seller’s Knowledge, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has Made Available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.25                            Employment Matters.

(a)                                 Section 4.25(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid; authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) correct classification as “exempt” or “non-exempt” for federal and any state wage and hours Laws; (iv) hire or retention date; (v) primary work location; (vi) current annual base compensation rate or contract fee; (vii) current vacation and sick pay accrual; (viii) rate of commission, bonus or other incentive-based compensation; and (ix) a description of the fringe benefits provided to each such individual as of the date hereof as of the date hereof, all compensation, including wages, commissions, bonuses [(including the Specified Obligations)], fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)                                 Except as set forth in Section 4.25(b) of the Disclosure Schedules, Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To Seller’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. To Seller’s Knowledge, Seller has no duty to bargain with any Union.

(c)                                  To Seller’s Knowledge, and in all material respects, Seller is and has at all times been in material compliance with the terms of any collective bargaining agreements and other Contracts listed on Section 4.25(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To Seller’s Knowledge, all individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Seller’s Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and at all times have been properly classified. To Seller’s Knowledge, Seller is in material compliance with and has at all times complied in all material respects with all immigration laws, including Form 1-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.25(c), to Seller’s Knowledge, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)                                 To Seller’s Knowledge, Seller has at all times complied with the WARN Act in all material respects, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 4.26                            Taxes.

(a)                                 Except as set forth in Section 4.26 of the Disclosure Schedules and except as would not have a Material Adverse Effect:

(i)                                     All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii)                                  In the preceding five (5) years, there has been no claim from any Governmental Authority in any taxing jurisdiction where Seller does not pay Taxes or file Tax Returns that Seller, regardless whether in respect of the Business, is required to pay any Taxes or file any Tax Returns in such jurisdictions.

(iii)                               Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iv)                              No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(v)                                 All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Taxing Authority have been fully paid.

(vi)                              Seller is not a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority.

(vii)                           There are no Encumbrances for Taxes upon any of the Purchased Assets nor, is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(viii)                        Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(ix)                              To Seller’s Knowledge, Seller is not, and has not been, a party to, or promoter of, “reportable transactions” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(x)                                 To Seller’s Knowledge, none of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(xi)                              To Seller’s Knowledge, none of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(xii)                           For each transaction, and in each relevant jurisdiction, with respect to which Seller would owe any sales or use Tax or be required to file any related Tax Return, to the extent required by applicable Law, to Seller’s Knowledge, Seller has obtained a proper and complete reseller’s certificate which is sufficient to exempt such transaction from such Tax, and Seller has retained such certificates in Seller’s files for the duration required by applicable Law.

(b)                                 Section 4.26 of the Disclosure Schedules sets forth a list of all jurisdictions where Seller pays, or has paid in the past five (5) years, any Taxes or files, or has filed in the past five (5) years, any Tax Returns.

(c)                                  Section 4.26 of the Disclosure Schedules sets forth, for each of the last three (3) fiscal years and for the fiscal-year-to-date period ending on the Interim Balance Sheet Date, a list of all U.S. states and territories into which Seller, to Seller’s Knowledge, sold, distributed, provided or performed any Products.

(d)                                 To Seller’s Knowledge, Seller has Made Available complete and correct copies of all reseller certificates in Seller’s possession.

Section 4.27                            Anti-Bribery, FCPA, OFAC and AML Compliance. Seller, Owners, their Affiliates, each of their respective Representatives and, to Seller’s Knowledge, any other Person purporting to act on behalf of any of Seller or Owners, have not, at any time: (i) used any of their funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns for the purpose of assisting Seller, Owners or any of their Affiliates in obtaining or retaining business or a business advantage, directing business to Seller or securing any improper business advantage for Seller; or (iii) taken any action that would constitute a violation of, or violated, any provision of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, or any comparable foreign law or statute. None of Seller, Owners, their Affiliates, any of their respective Representatives or, to Seller’s Knowledge, any other Person purporting to act on behalf of any of Seller or Owners has, directly or indirectly, entered into any Contract that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel. To Seller’s Knowledge, none of Seller, Owners or their Affiliates, is now or has ever been listed on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control or otherwise identified as a sanctioned person in any U.S. presidential order or by any other Governmental Authority.  Seller, (A) is to Seller’s Knowledge in compliance with Laws promulgated, monitored or enforced by U.S. Office of Foreign Assets Control or any other anti-bribery, anti-money laundering, export controls, anti-terrorism, anti-boycott or anti-corruption Laws, and (B) has not at any time taken any action that would constitute a violation of, or violated, any such U.S. Office of Foreign Assets Control or any other anti-bribery, anti-money laundering, export controls, anti-terrorism, anti-boycott or anti-corruption Laws.

Section 4.28                            Brokers. Except for Benchmark International, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller, Owners, their Affiliates or any of their Representatives.

Section 4.29                            Full Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading in any material respect.

Section 4.30                            No Other Representations and Warranties. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR ANY OTHER DOCUMENTS TO BE PROVIDED BY SELLER UNDER THE TERMS OF THIS AGREEMENT, SELLER HAS MADE NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF EVERY KIND AND CHARACTER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO: (A) THE BUSINESS AND THE PURCHASED ASSETS, OR (B) PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE BUSINESS OR THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION: THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, HABITABILITY, SUITABILITY OR FITNESS OF THE PURCHASED ASSETS FOR A PARTICULAR PURPOSE OR USE.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01                            Incorporation of Buyer. Inovate Acquisition Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is not in violation of any bylaw or provision of its organizational documents.

Section 5.02                            Authority of Buyer; Enforceability. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which each Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for disclosure filings required to be made with the Securities and Exchange Commission and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04                            Brokers. Except for Uplift Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer, Owners, their Affiliates or any of their Representatives.

Section 5.05                            Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliates of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist either individually or in the aggregate that may give rise or serve as a basis for any such Action that would have a Material Adverse Effect on Buyer.

Section 5.06                            Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and all other payments that might become due and owing under this Agreement and under the Ancillary Documents, and any other transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.07                            Independent Investigation and Consultation. Subject only to the Representations and Warranties of Seller and Owners set forth in ARTICLE IV of this Agreement and any other Transaction Documents provided by Seller to Buyer: (i) Buyer has independently consulted with Buyer’s own attorney and accountant and is relying solely upon their respective legal, tax and/or accounting advice for all issues related to this transaction, and (ii) Buyer has independently investigated and examined to Buyer’s complete satisfaction, the financial and all other records of the Business, and (iii) Buyer is purchasing the Purchased Assets without any statement, representation or warranty, expressed or implied, from any of Seller Parties, their Affiliates, Representatives, Affiliates’ Representatives or from any other third party incidental to the Transactions.

Section 5.08                            Full Disclosure. To Buyer’s Knowledge, no representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
COVENANTS

Section 6.01                            Employees and Employee Benefits.

(a)                                 Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such terminated employees of the Business who are eligible individuals pursuant to Buyer’s employment practices and policies (“Continuing Employees”).  Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.01.

(b)                                 Except for the Specified Obligations, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus (including any ‘sale’ bonus or ‘stay’ bonus but not the Retention Bonuses), salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on, or prior to or coincident with, the Closing Date.

(c)                                  Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof; which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)                                 Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(1) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

(e)                                  Each Continuing Employee who accepts Buyer’s offer of employment made pursuant to Section 6.01(a) shall be given service credit for the purpose of eligibility under the group health plan of Buyer or their applicable Affiliates, including for any waiting periods, and eligibility and vesting only under the defined contribution retirement plan of Buyer or their applicable Affiliates, if any, for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in their sole and absolute discretion; (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan and (iii) eligibility to participate in any group health plan shall commence on the first day of the calendar month immediately succeeding the month in which the Closing Date shall occur.

(f)                                   The provisions of this Section 6.01 are solely for the benefit of the parties to this Agreement and nothing in this Agreement shall create any third-party beneficiary or other right with respect to any employees of the Business who become employed by Buyer in connection with the transactions contemplated by this Agreement.

(g)                                  Notwithstanding any contrary provision of this Agreement, Seller shall be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA for so long as Seller or any of its Affiliates sponsors a group health plan with respect to any individual who experienced a COBRA “qualifying event”, as such term is defined by COBRA, on or prior to the Closing Date under any Benefit Plan subject to COBRA. Without limiting the generality of the foregoing, Seller shall continue to maintain any Benefit Plan which is subject to COBRA and shall make COBRA continuation coverage available for participation by any M&A Qualified Beneficiary.  The parties agree that the intent of this Section 6.01(g) is to allocate to Seller any and all obligation to make COBRA continuation coverage available to the current or former employees of Seller and that, to the maximum extent permitted by applicable law, Buyer be relieved of such obligation.

Section 6.02                            Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is an Excluded Asset; or (c) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Owners shall promptly notify Buyer’s Representative in writing if permitted by applicable law and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Seller and Owners shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Reference to the terms “Affiliates” and “Representatives” as set forth in this Section 6.02 shall not include any of the Key Employees or any other employees of Seller that are retained by Buyer.

Section 6.03                            Non-Competition; Non-Solicitation.  In consideration for the acquisition of the Purchased Assets and the benefits to be received by Seller Parties (defined below) therefrom, and as an additional inducement to Buyer to enter into and perform their obligations under this Agreement, Seller Parties hereby agree to the following restrictive covenants:

(a)                                 For a period of five (5) years commencing on the Closing (the “Restricted Period”), each Seller Party shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory;

(ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

(b)                                 During the Restricted Period, each Seller Party shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire, engage as an independent contractor or solicit any employee or independent contractor of Buyer or its Affiliates or encourage any such employee or independent contractor to leave such employment or hire any such employee or independent contractor who has left such employment, except that a Seller Party may hire such a Person, other than any Key Employee, pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent a Seller Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee, in each case, other than a Key Employee.

(c)                                  Seller Parties acknowledge that a breach or threatened breach of this Section 6.03  would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)                                 Seller Parties acknowledge that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)                                  For purposes of this Section 6.03, “Seller Party” means Seller and Owners and “Seller Parties” means Seller and Owners, collectively. Reference to the term “Affiliates” as set forth in this Section 6.03 shall not include any of the Key Employees or any other employees of Seller that are employed by Buyer.

Section 6.04                            Governmental Approvals and Consents.

(a)                                 Each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document.

(b)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.05                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)                                  upon reasonable notice, afford Owners’ reasonable access (including the right to make, at Seller’s expense, photocopies), during normal Business hours, to such Books and Records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)                                     retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal Business hours, to such books and records.

(c)                                  Neither Buyer or Buyer’s Representative, on the one hand, nor Seller or Owners, on the other hand, shall be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any applicable Law.

Section 6.06                            Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Buyer and its respective Affiliates will provide Seller with reasonable advance opportunity to review any press release or other public announcements in respect of this Agreement or the transactions contemplated hereby, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07                            [Reserved].

Section 6.08                            Receivables. From and after the Closing, if Seller or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or their respective Affiliates shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or their respective Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.09                            Tax Matters.

(a)                                 Seller and Owners shall, jointly and severally, be liable for and pay, and pursuant to Section 7.02(c), shall indemnify Buyer Indemnitees against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to any Pre-Closing Tax Period. Buyer shall be jointly and severally liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to any Post-Closing Tax Period; provided, however, that Buyer shall not be liable for or pay any Taxes which are Excluded Liabilities or for which Seller is otherwise liable under this Agreement; including without limitation, pursuant to the preceding sentence or Section 4.26. For purposes of this Agreement, any Straddle Period shall be treated on a ‘closing of the books’ basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as ad valorem property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)                                 Notwithstanding Section 6.09(a), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due from Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)                                  Seller and Owners, jointly and severally on the one hand, and Buyer, jointly and severally on the other hand, shall provide reimbursement for any Taxes paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 6.09. Within a reasonable time prior to the payment of any such Taxes, the party paying such Taxes shall give notice to the other party of the Taxes payable and the portion which is the liability of each party, although failure to give such notice will not relieve the other party from its liability hereunder.

(d)                                 After the Closing Date, Seller and Buyer shall (and cause their respective Affiliates to):

(i)                                     reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)                                  reasonably cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii)                               provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 6.09; and

(iv)                              furnish the other with copies of all correspondence received from any Governmental Authorities in connection with any Tax audit or information request with respect to any such taxable period.

(e)                                  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.09 shall be unconditional and absolute and shall remain in effect for a period of sixty (60) days following the expiration of any applicable period for any applicable statute of limitation without limitation as to time.

Section 6.10                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE VII below).

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01 (Incorporation and Qualification of Seller), Section 4.02 (Capitalization; Subsidiaries), Section 4.03 (Authority of Seller and Owners; Enforceability), Section 4.09 (Affiliate Transactions), Section 4.11 (Title to Purchased Assets), Section 4.23 (Environmental Matters), Section 4.24 (Employee Benefit Matters), Section 4.25 (Employment Matters), Section 4.26 (Taxes), Section 4.27 (Anti-Bribery, FCPA, OFAC and AML Compliance), Section 4.28 (Brokers), Section 5.01 (Incorporation of Buyer), Section 5.02 (Authority of Buyer; Enforceability), and Section 5.04 (Brokers) (the “Fundamental

Representations”) shall survive until the expiration of the applicable statute of limitations plus ninety (90) days thereafter. All covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms plus twenty-four (24) months after the period of performance explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty, and the amount of any Losses, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.02                            Indemnification by Seller and Owners. Subject to the other terms and conditions of this ARTICLE VII, Seller and Owners, jointly and severally, shall indemnify and defend Buyer, its respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement, based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Owners pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller or Owners pursuant to this Agreement;

(c)                                  any Excluded Asset or any Excluded Liability, including the failure of Seller to pay, discharge and perform any of the Excluded Liabilities;

(d)                                 any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e)                                  any costs incurred by the Buyer as a result of, or in conjunction with, any requirement that a group health plan sponsored by the Buyer or an Affiliate of the Buyer provide coverage to any M&A Qualified Beneficiary with respect to the transactions contemplated by this Agreement;

(f)                                   any misclassification by Seller of the current or former employees of Seller as “exempt” or “non-exempt” for any federal or state wage and hours Law;

(g)                                  any failure to obtain and retain in the Books and Records, or to properly complete, Forms 1-9, or to satisfy any applicable mandatory E-Verify obligations, for any current or former employees of the Seller;

(h)                                 any fraud or knowing or reckless misrepresentation in the representations and warranties made by Seller in this Agreement, the Ancillary Documents and any certificates or instruments delivered by or on behalf of Seller pursuant to this Agreement; provided, that, for determining whether Seller has committed any fraud or knowingly or recklessly made any representation or warranty, the actual knowledge of the Knowledge Parties will be imputed to Seller; and

(i)                                     those items set forth in Section 7.02(i) of the Disclosure Schedules.

Section 7.03                            Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend Seller and Owners and each of their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)                                  any Assumed Liability, including the failure of Buyer to pay, discharge, and perform any of the Assumed Liabilities;

(d)                                 any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date; and

(e)                                  any fraud or knowing or reckless misrepresentation in the representations and warranties made by Buyer in this Agreement, the Ancillary Documents and any certificates of instruments delivered by or on behalf of Buyer pursuant to this Agreement; provided, that, for determining whether Buyer has committed any fraud or knowingly or recklessly made any representation or warranty, the actual knowledge of the Knowledge Parties will be imputed to Buyer.

Section 7.04                            [Reserved].

Section 7.05                            Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or has otherwise adversely affected the Indemnified Party’s ability to address, mediate, resolve, or otherwise mitigate such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, and shall include copies of all material written evidence thereof.

(b)                                 Participation by the Indemnifying Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party acknowledging such Third Party Claim is covered as indemnifiable under Section 7.02 or Section 7.03, respectively, to assume the control of the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (ii) seeks an injunction or other equitable relief against the Indemnified Party, or (iii) asserts or alleges any criminal violation or material violation by the Business with any Law; provided, further, that the Indemnifying Party shall forfeit its right to assume the control of the defense of a Third Party Claim if it shall not promptly appoint counsel and continue diligently to pursue such defense to resolution or if such Indemnifying Party cannot show, to the reasonable satisfaction of the Indemnified Party, adequate resources to fund such defense. In the event that the Indemnifying Party assumes control of the defense of any Third Party Claim, subject to Section 7.05(e), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

(c)                                  Participation by the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right, if any, to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party so determines separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(e), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(d)                                 Cooperation. Seller and Buyer’s Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(e)                                  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which Consent will not be unreasonably withheld, conditioned, or delayed, except as provided in this Section 7.05(e). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of a Third Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 7.06                            Payments; Escrow Fund.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, compounding monthly until paid in full.

(b)                                 Subject to Section 7.10 and Section 7.11, any Losses payable to a Buyer Indemnitee pursuant to Section 7.02(a) for inaccuracy or breach of any of the Fundamental Representations, or pursuant to Section 7.02(b), Section 7.02(c), Section 7.02(d), Section 7.02(e), Section 7.02(g), Section 7.02(h) or Section 7.02(i) shall be satisfied in the following order:  (i) payment from the Escrow Fund; or (ii) by setting off Losses against the value of any Earnout Payments paid or unpaid to Seller; or (iii) payment from the Seller and Owners, jointly and severally; provided, for the avoidance of doubt, that, if the Buyer Indemnitees shall seek to recover any such Losses from the Escrow Fund, the Seller and Owner shall be relieved of liability for such Losses only to the extent that the Buyer Indemnitees shall actually recover such Losses from the Escrow Fund.

Section 7.07                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08                            Effect of Investigation; Reliance; Representations Cumulative. Except as otherwise set forth in this Agreement, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. All of the representations and warranties contained in this Agreement, the Ancillary Documents or any certificate or instrument delivered pursuant to this Agreement are material. Except as otherwise set forth in this Agreement, the consummation by a party of the Closing shall constitute prima facie evidence that the party to whom any representation or warranty contained in this Agreement, the Ancillary Documents or any certificate or instrument delivered pursuant to this Agreement has been made has specifically relied thereon in consummating the transactions contemplated by this Agreement. The representations and warranties in this Agreement, the Ancillary Documents and any certification or instruments delivered pursuant to this Agreement are cumulative, and an Indemnified Party shall be entitled to bring a claim for Losses arising from the inaccuracy or breach of any one or more of such representations or warranties notwithstanding that one or more other such representations or warranties may treat the subject matter of such Losses with greater or lesser particularity.

Section 7.09                            Exclusive Remedies. Subject to Section 2.06, Section 6.03(c) and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful and intentional misconduct, or knowing or reckless misrepresentation, on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any available remedy on account of any party’s fraud, knowing or reckless misrepresentation, or other criminal or willful and intentional misconduct and any indemnification rights under this ARTICLE VII shall be in addition to, and not in lieu of, such other relief or remedy.

Section 7.10                            Limitations.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 The indemnities herein are intended solely for the benefit of the Persons expressly identified in this ARTICLE VII (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(b)                                 Payments by an Indemnifying Party under this ARTICLE VII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(c)                                  Payments by an Indemnifying Party pursuant to this ARTICLE VII in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(d)                                 In no event shall any Indemnifying Party be liable to an Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of profits, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)                                  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstances that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. Each Indemnified Party shall use its reasonable efforts not to pay or accrue any such Losses until it has provided the Indemnifying Party with prior written notice and the reasonable opportunity to defend, address, mediate, resolve, or otherwise mitigate any such potential Losses.

(f)                                   The indemnities herein are further subject to, and limited by, the other terms and provisions of this ARTICLE VII.

Section 7.11                            Indemnification Basket and Cap Amount.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, subject to the terms, conditions and limitations set forth in this ARTICLE VII, Seller Parties shall not be liable hereunder to Buyer Indemnified Parties as a result of any breach of any of the representations or warranties of Seller Parties, unless and until the Losses incurred by Buyer Indemnified Parties as a result of such breaches exceed in, the aggregate, $125,000 (the “Basket”); provided, however, that after the total of all Losses with respect to such claims exceeds the amount of the Basket, the Basket will be disregarded, and Seller Parties, subject to the terms, conditions and limitations set forth in this ARTICLE VII, will be liable for one hundred percent (100%) of all Losses with respect to all such claims.  All references to “material,” “materiality,” “Material Adverse Effect” and “Knowledge” shall be disregarded for purposes of determining whether there is a Loss hereunder.

(b)                                 Subject to the terms, conditions and limitations set forth in this ARTICLE VII, the aggregate amount required to be paid by all of Seller Parties as a result of any breach of any of the representations and warranties of any of Seller Parties, other than a breach of the Fundamental Representations or any breaches on account of fraud or willful and intentional misconduct, shall not exceed, in the aggregate, $1,400,000 (the “Cap Amount”).

Section 7.12                            Additional Limitations.  An Indemnified Party shall not be entitled to indemnification for any Losses pursuant to this Agreement (including the indemnities set forth in ARTICLE VII) to the extent such Losses (i) would not have arisen had the Indemnified Party adhered to its common law duty to mitigate any potential Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, (ii) are directly attributable to its fraud, gross negligence or willful misconduct of the Indemnified Party, (iii) that are attributable to an Indemnified Party’s failure to notify the Indemnified Party of its Knowledge of a breach or representation, but only to the extent such failure to notify directly results in the Loss, or (iv) are of a punitive, consequential, incidental or exemplary nature, including, but not limited to, lost profits and lost business/investment opportunities (unless such Losses are sought by or payable to a third party).  Furthermore, to the extent an Indemnified Party is indemnified by an Indemnifying Party or any of such Indemnifying Party’s equity holders based on the indirect liability of such equity holder, then the Indemnified Party will not be entitled to any duplicative recovery for that same Loss as an indemnification claim against another Indemnifying Party or any of such Indemnifying Party’s equity holders based on the indirect liability of such equity holders pursuant to this ARTICLE VII.  With respect to any claim for indemnification, the Indemnified Party will use its good faith efforts not to incur any Losses until such time as it has provided the Indemnifying Party with written notice and a thirty (30) day period in which to cure any such claim; provided, however, where such claim is not reasonably capable of being cured within said thirty (30) day period, the Indemnifying Party shall have up to an additional thirty (30) days in which to use its good faith efforts to remedy or cure any such claim.

ARTICLE VIII
MISCELLANEOUS

Section 8.01                            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal Business hours of the recipient, and on the next Business Day if sent after normal Business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller or Owners:	Richard J. Harpenau 6190 Sand Pine Court Jupiter, FL 33458
	E-Mail:	rick@dryerbox.com

with a copy to (which shall not constitute notice):	Nason, Yeager, Gerson, Harris & Fumero, P.A 3001 PGA Boulevard — Suite 305 Palm Beach Gardens, Florida 33410
	Attention:	Alan I. Armour II, Esq.
	E-Mail:	aarmour@nasonyeager.com

If to Buyer or Buyer’s Representative:	Ryan Sullivan 440 South LaSalle Street - Suite 3100
Chicago, IL 60605
	E-Mail:	Ryan_Sullivan@contmtl.com

with a copy to (which shall not constitute notice):	Taft Stettinius & Hollister LLP 111 East Wacker Drive - Suite 2800
Chicago, IL 60601
	Attention:	Michael C. Jurasek, Esq.
	E-Mail:	mjurasek@taftlaw.com

Section 8.03                            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06                            Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller or Owners, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or to any successor to all or any material portion of the Purchased Assets provided such assignee or successor assumes Buyer’s obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08                            No Third-party Beneficiaries. Except as provided in ARTICLE VII and Section 4.28 of this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09                            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN COOK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING

OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

(d)                                 The provisions of this Section 8.10 may be enforced by any court of competent jurisdiction, and the party prevailing in such action shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees and expenses to be paid by the party against whom enforcement is ordered.

Section 8.11                            Buyer’s Representative.

(a)                                 Buyer hereby appoint Ryan Sullivan (the “Buyer’s Representative”) as agent and attorney-in-fact for Buyer and, from and after the Closing Date, irrevocably authorize Buyer’s Representative to act for each and all of Buyer in all cases where this Agreement or any Ancillary Agreement calls for the action, determination, or decision of Buyer. Buyer hereby authorizes Buyer’s Representative to: (i) receive all notices or documents given or to be given to Buyer pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Action arising under this Agreement; (ii) execute and deliver amendments to this Agreement on behalf of Buyer; (iii) engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, as Buyer’s Representative may in its sole discretion deem necessary or appropriate, and (iv) take such action as Buyer’s Representative may in its sole discretion deem necessary or appropriate in respect of: (w) waiving any inaccuracies in the representations or warranties of Seller and Owners contained in this Agreement, any Ancillary Agreement or in any document delivered by Seller or Owners pursuant hereto, (x) taking such other action as Buyer’s Representative is authorized to take under this Agreement, (y) receiving all documents or certificates and making all determinations, in its capacity as Buyer’s Representative, required under this Agreement, and (z) all such actions as may be necessary to carry out the responsibilities of Buyer’s Representative contemplated by this Agreement, including the defense or settlement of any claims for which indemnification is sought pursuant to ARTICLE VII and any waiver of any obligation of Seller; provided, that for the avoidance of doubt, Buyer’s Representative shall have no power or authority to act as attorney-in-fact or otherwise with respect to any indemnification claim solely against a Person other than

Buyer for fraud or in connection with an Employment Agreement. A decision, act, consent or instruction of Buyer’s Representative will be final, binding and conclusive upon Buyer, and Seller may rely upon any decision, act, consent or instruction of Buyer’s Representative as being the decision, act, consent or instruction of Buyer.

(b)                                 If Buyer’s Representative desires to resign as Buyer’s Representative, he shall provide written notice to Buyer and Owners and Buyer shall promptly appoint another Person as a successor Buyer’s Representative and provide written notice of the same to Seller and Owners. Buyer’s Representative’s resignation shall not be effective until a successor has accepted such appointment in writing and written notice of such has been provided to Seller and Owners.

(c)                                  Buyer’s Representative is acting solely in an agency capacity and will have no liability of any type for any action in the capacity of Buyer’s Representative in accordance with the terms of this Agreement or any Ancillary Agreement, including the compromise, settlement, payment, or defense of any claim (including expenses and costs associated therewith) under this Agreement or any Ancillary Agreement regardless of whether one or more of Buyer is the claimant or the party against whom a claim is being made. Buyer’s Representative shall not by reason of this Agreement have a fiduciary relationship in respect of Buyer or its direct or indirect equity holders.

(d)                                 Seller, Owners, and Seller Indemnitees: (i) shall be entitled to rely on any action or decision of Buyer’s Representative hereunder, and (ii) shall have no liability to Buyer or Buyer’s Representatives for any actions taken pursuant to instructions within the authority of Buyer’s Representative.

Section 8.12                            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13                            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

IN-O-VATE TECHNOLOGIES, INC.

By:
Name:	Richard J. Harpenau
Title:	President

OWNERS:

RICHARD J. HARPENAU

KAREN HARPENAU

[Signature Page to In-O-Vate Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUYER:

INOVATE ACQUISITION COMPANY

By:
Name:	Ryan Sullivan
Title:	President

BUYER’S REPRESENTATIVE:

RYAN SULLIVAN

[Signature Page to In-O-Vate Asset Purchase Agreement]

EXHIBIT A

ESCROW AGREEMENT

[ATTACHED HERETO]

A-1

EXHIBIT B

EARNOUT AGREEMENT

[ATTACHED HERETO]

B-1